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                                                                 Exhibit 99.4(d)

                    JEFFERSON NATIONAL LIFE INSURANCE COMPANY
                                  Dallas, Texas
                Administrative Office: 9920 Corporate Campus Dr.,
                        Suite 1000, Louisville, KY 40223

                           UNEMPLOYMENT BENEFIT RIDER

This rider forms a part of the contract to which it is attached. The rider is subject to the terms of the contract except to the extent it changes the contract. The effective date of this Rider is the same as the Contract Issue Date.

This rider allows for a one-time increase in the amount of a free partial withdrawal, up to a maximum of 50% of the contract value under the following circumstances:

     - The contract to which this rider is attached must be in force for one full year.

     - You must submit a letter of determination from your state's Department of labor indicating that you qualify for and have been receiving unemployment benefits for at least 60 consecutive days.

     - You were employed on a full time basis, working at least 30 hours per week, on the Contract Issue date.

     -    Employment must have been involuntarily terminated by your employer.

     - When the withdrawal request is made you must certify in writing that you are still unemployed.

Signed for Jefferson National Life Insurance Company.


                                /s/ Craig A. Hawley
                                    Secretary